            Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Second Quarter 2020 Results
•Second quarter revenue of $172.5 million
•GAAP and adjusted EPS for the quarter of $(0.44) and $(0.09) per share, respectively
•Continued right-sizing Oil & Gas segment structure through supply chain optimization
•Targeting over $40 million in cost reductions, up from $25 million previously

Katy, Texas, July 31, 2020 – U.S. Silica Holdings, Inc. (NYSE: SLCA), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry (the “Company”), today announced second quarter 2020 results, including a net loss of $32.4 million, or $(0.44) per basic and diluted share.
The second quarter results were negatively impacted by $33.4 million, or $0.35 per share, of charges related to asset impairments, plant startup and expansion, facility closure costs, and other adjustments, resulting in adjusted EPS for the second quarter of $(0.09) per basic and diluted share.
“I am extremely proud of our colleagues for delivering strong second quarter results, while continuing to prioritize health and safety, during these challenging times,” said Bryan Shinn, chief executive officer. “Our operations and logistics teams did a stellar job of rapidly and aggressively right-sizing our cost structure to minimize the impact of sharply lower oilfield activity and weaker demand for some industrial sand products in the quarter. We have made commendable progress but still have additional cost reduction opportunities, particularly in the area of leased railcar costs. We continue to actively work with key lessors to complete necessary lease amendments to make our ongoing railcar costs sustainable over the long term.”
“In July, we are experiencing a rebound in whole grain industrial sand sales as customers restart temporarily idled plants. We also expect our filtration product lines to continue to perform well, driven by robust consumer demand for food and beverage products. In the third quarter, Oil & Gas segment proppant volumes and SandBox loads are expected to increase sequentially,” he added.
“Finally, while many industry peers pursue financial restructuring, we are keenly focused on serving our customers and maintaining a strong balance sheet. We remain confident that the strategic actions we have taken to further improve our cost structure will pay off handsomely once we return to a more normalized operating environment,” he concluded.
Second Quarter 2020 Highlights
Total Company
•Revenue of $172.5 million for the second quarter of 2020 compared with $269.6 million in the first quarter of 2020, down 36% sequentially and down 56% from the second quarter of 2019.
•Overall tons sold of 1.904 million for the second quarter of 2020 compared with 4.161 million tons sold in the first quarter of 2020, down 54% sequentially and down 61% from the second quarter of 2019.
•Net loss of $32.4 million, or $(0.44) per basic and diluted share, for the second quarter of 2020, compared with net income of $6.2 million, or $0.08 earnings per basic and diluted share, for the second quarter of 2019.
•Contribution margin of $61.3 million for the second quarter of 2020 compared with $76.2 million in the first quarter of 2020, down 20% sequentially and down 50% from the second quarter of 2019.

•Adjusted EBITDA of $40.8 million for the second quarter of 2020 compared with $48.2 million in the first quarter of 2020, down 16% sequentially and down 52% from the second quarter of 2019.

Industrial and Specialty Products
•Revenue of $100.0 million for the second quarter of 2020 compared with $113.9 million in the first quarter of 2020, down 12% sequentially and down 18% from the second quarter of 2019.
•Tons sold totaled 0.792 million for the second quarter of 2020 compared with 0.959 million tons sold in the first quarter of 2020, down 17% sequentially and down 19% from the second quarter of 2019.
•Segment contribution margin of $35.1 million, or $44.34 per ton, for the second quarter of 2020 compared with $43.3 million in the first quarter of 2020, down 19% sequentially and down 30% from the second quarter of 2019.

The Industrial & Specialty Products segment experienced a 19% sequential decrease in contribution margin due to lower sales volumes as a result of the temporary idling of some sand customer facilities in the month of May and generally weaker demand from housing and automotive end markets due to the impacts of COVID-19. In addition to reduced volumes, the segment’s contribution margin was impacted by lower fixed cost absorption across mixed-use plants and unfavorable customer mix.
Volumes and profits in the Company’s filtration business, however, were flat sequentially due to robust demand for filtration media used in the food and beverage industry. In the second quarter, the Company initiated multiple trials and bench-scale testing for its blood plasma filtration product line with key multinational biopharma customers that yielded promising initial results. U.S. Silica also secured two new long-term contracts with multinational building materials companies for both whole grain and ground silica volumes.

Oil & Gas
•Revenue of $72.5 million for the second quarter of 2020 compared with $155.7 million in the first quarter of 2020, down 53% sequentially and down 73% from the second quarter of 2019.
•Tons sold of 1.112 million for the second quarter of 2020 compared with 3.202 million tons sold in the first quarter of 2020, down 65% sequentially and down 72% from the second quarter of 2019.
•Segment contribution margin of $26.2 million, or $23.53 per ton, for the second quarter of 2020 compared with $32.9 million in the first quarter of 2020, down 20% sequentially and down 63% from the second quarter of 2019.

In the Oil & Gas segment, the Company sold 1.112 million tons in the second quarter, down 65% from the prior quarter, as a result of sharply lower frac activity and well completions. However, despite the precipitous decline in oilfield activity, proppant pricing declined only 3% sequentially thanks to the strength of U.S. Silica’s contract portfolio. The sharp reduction in proppant volumes was offset by $16.7 million of customer shortfall penalties and solid execution on the Company’s cost-out program, which resulted in a 20% decline in segment contribution margin.
SandBox loads declined 71% during the quarter, in line with the reduction in completions activity, but are expected to increase meaningfully in the third quarter as key customers return to work and add more frac crews. During the quarter, SandBox was awarded full-service work with three leading operators in the Permian and Eagle Ford basins. The Company also signed a new delivered-to-the-well agreement with a leading energy customer in the quarter. With the recent addition of the Arrows Up offering to the U.S. Silica portfolio, the Company believes it now has a roughly one-third share in the last-mile logistics market.

Capital Update
As of June 30, 2020, the Company had $158.7 million in cash and cash equivalents and $63.0 million, including $12.0 million allocated for letters of credit, available under its credit facilities. Total debt outstanding under our credit facilities as of June 30, 2020 was $1.266 billion.
Capital expenditures in the second quarter totaled $7.1 million and were primarily associated with maintenance, cost improvement, and growth capital projects. The Company’s forecast of capital expenditures for the full year 2020 is approximately $30.0 million, unchanged from the previous guidance and 75% lower than 2019 capital expenditures of $118.4 million.
Outlook and Guidance
In the Industrial and Specialty Products segment, the Company expects a rebound in third quarter whole grain and higher-margin ground silica volumes as customers that had temporarily idled their facilities in May ramp back up. U.S. Silica’s outlook calls for continued strength in its diatomaceous earth and specialty clays business, where market demand for filtration media remains robust.
As a result, the Company expects the ISP segment’s contribution margin to be up 5%-10% in the third quarter compared with the second quarter. Fourth quarter volumes and profitability are expected to be similar to third quarter levels, although visibility remains limited given the highly uncertain economic environment.
In the Oil & Gas segment, U.S. Silica forecasts a mid-single-digits percentage increase in third quarter proppant volumes and a meaningful increase in SandBox loads. However, due to second quarter benefits from customer shortfall penalties, segment contribution margin is expected to be down sequentially, but the Company expects the underlying business should be stronger.
In the fourth quarter, the Company presently expects a mid-single-digits sequential increase in both proppant volumes and loads but acknowledges that visibility is limited. Unlike the past two years, where E&P budget exhaustion has resulted in a drop-off in fourth quarter activity, some customers have indicated the potential for a modest sequential increase this year, especially if WTI prices remain above $40/bbl.
Conference Call
U.S. Silica will host a conference call for investors today, July 31, 2020 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, chief executive officer, and Don Merril, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investor Resources" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13707078. The replay will be available through August 31, 2020.
About U.S. Silica
U.S. Silica Holdings, Inc. is a global performance materials company and last-mile logistics provider and is a member of the Russell 2000 Index. The Company is a leading producer of commercial silica used in a wide range of industrial applications and in the oil and gas industry. Over its 120-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 400 diversified product types to customers across its multiple end markets. U.S. Silica's wholly owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates 23 mines and production facilities. The Company is headquartered in Katy, Texas and has offices in Reno, Nevada and Chicago, Illinois.
Forward-looking Statements
The presentation referred to above contains “forward-looking statements” within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “could,” “can have,” “likely” and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding the Company’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, ability to reduce costs or idle plants, the impacts of COVID-19 on the Company’s operations, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; the effect of the COVID-19 pandemic on markets the Company serves, fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; pricing pressure; weather and seasonal factors; the cyclical nature of our customers’ business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, pharmaceuticals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date of the presentation referred to above, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Total sales	$172,537	$269,599	$394,854
Total cost of sales (excluding depreciation, depletion and amortization)	124,743	201,317	294,160
Operating expenses:
Selling, general and administrative	39,126	30,052	38,659
Depreciation, depletion and amortization	37,086	38,449	44,899
Goodwill and other asset impairments	3,956	103,866	—
Total operating expenses	80,168	172,367	83,558
Operating (loss) income	(32,374)	(104,085)	17,136
Other (expense) income:
Interest expense	(22,179)	(22,277)	(23,765)
Other (expense) income, net, including interest income	(1,670)	17,671	15,074
Total other expense	(23,849)	(4,606)	(8,691)
(Loss) income before income taxes	(56,223)	(108,691)	8,445
Income tax benefit (expense)	23,605	36,086	(2,384)
Net (loss) income	$(32,618)	$(72,605)	$6,061
Less: Net loss attributable to non-controlling interest	(264)	(260)	(89)
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(32,354)	$(72,345)	$6,150

(Loss) earnings per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(0.44)	$(0.98)	$0.08
Diluted	$(0.44)	$(0.98)	$0.08
Weighted average shares outstanding:
Basic	73,620	73,467	73,301
Diluted	73,620	73,467	73,505
Dividends declared per share	$—	$0.02	$0.06

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	June 30, 2020	December 31, 2019

ASSETS
Current Assets:
Cash and cash equivalents	$158,676	$185,740
Accounts receivable, net	158,346	182,238
Inventories, net	107,830	124,432
Prepaid expenses and other current assets	33,046	16,155
Income tax deposits	—	475
Total current assets	457,898	509,040
Property, plant and mine development, net	1,453,778	1,517,587
Operating lease right-of-use assets	44,966	53,098
Goodwill	185,649	273,524
Intangible assets, net	167,050	183,815
Other assets	13,369	16,170
Total assets	$2,322,710	$2,553,234
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$125,921	$248,237
Current portion of operating lease liabilities	45,015	53,587
Current portion of long-term debt	38,456	18,463
Current portion of deferred revenue	12,664	15,111
Total current liabilities	222,056	335,398
Long-term debt, net	1,210,518	1,213,985
Deferred revenue	32,968	35,523
Liability for pension and other post-retirement benefits	65,532	58,453
Deferred income taxes, net	45,504	38,585
Operating lease liabilities	100,667	117,964
Other long-term liabilities	32,197	36,746
Total liabilities	1,709,442	1,836,654
Stockholders’ Equity:
Preferred stock	—	—
Common stock	826	823
Additional paid-in capital	1,192,068	1,185,116
Retained deficit	(386,110)	(279,956)
Treasury stock, at cost	(181,413)	(180,912)
Accumulated other comprehensive loss	(22,910)	(19,854)
Total U.S. Silica Holdings, Inc. stockholders’ equity	602,461	705,217
Non-controlling interest	10,807	11,363
Total stockholders' equity	613,268	716,580
Total liabilities and stockholders’ equity	$2,322,710	$2,553,234

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expenses, and facility closure costs.
The following table sets forth a reconciliation of net (loss) income, the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Sales:
Oil & Gas Proppants	$72,495	$155,715	$273,064
Industrial & Specialty Products	100,042	113,884	121,790
Total sales	172,537	269,599	394,854
Segment contribution margin:
Oil & Gas Proppants	26,170	32,891	71,456
Industrial & Specialty Products	35,119	43,348	50,145
Total segment contribution margin	61,289	76,239	121,601
Operating activities excluded from segment cost of sales	(13,495)	(7,957)	(20,907)
Selling, general and administrative	(39,126)	(30,052)	(38,659)
Depreciation, depletion and amortization	(37,086)	(38,449)	(44,899)
Goodwill and other asset impairments	(3,956)	(103,866)	—
Interest expense	(22,179)	(22,277)	(23,765)
Other (expense) income, net, including interest income	(1,670)	17,671	15,074
Income tax benefit (expense)	23,605	36,086	(2,384)
Net (loss) income	$(32,618)	$(72,605)	$6,061
Less: Net loss attributable to non-controlling interest	(264)	(260)	(89)
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(32,354)	$(72,345)	$6,150

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(32,354)	$(72,345)	$6,150
Total interest expense, net of interest income	21,295	22,194	23,053
Provision for taxes	(23,605)	(36,086)	2,384
Total depreciation, depletion and amortization expenses	37,086	38,449	44,899
EBITDA	2,422	(47,788)	76,486
Non-cash incentive compensation (1)	4,388	2,847	2,799
Post-employment expenses (excluding service costs) (2)	527	613	323
Merger and acquisition related expenses (3)	386	609	6,091
Plant capacity expansion expenses (4)	2,390	2,190	3,740
Contract termination expenses (5)	—	—	—
Goodwill and other asset impairments (6)	3,956	103,866	—
Business optimization projects (7)	(4)	19	—
Facility closure costs (8)	2,738	1,097	4,654
Gain on valuation change of royalty note payable (9)	—	—	(14,100)
Other adjustments allowable under the Credit Agreement (10)	23,963	(15,207)	5,527
Adjusted EBITDA	$40,766	$48,246	$85,520

(1)	Reflects equity-based and other equity-related compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.
(3)	Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items such as the amortization of inventory fair value step-up, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.
(5)	Reflects contract termination expenses related to strategically exiting a service contract. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.
(6)	The six months ended June 30, 2020 reflect $107.8 million of asset impairments related to goodwill, long-lived assets, operating lease right-of-use assets and inventory related to idled facilities in our Oil & Gas Proppants segment. See Note G - Inventories, Note H - Property, Plant and Mine Development, Note I - Goodwill and Intangible Assets, and Note Q - Leases to our Condensed Consolidated Financial Statements in Part I, Item 1 of our Quarterly Report on Form 10-Q for more information.
(7)	Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(8)	Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(9)	Gain on valuation change of royalty note payable due to a change in estimate of future tonnages and sales related to the sand shipped from our Tyler, Texas facility. The gain is not operational in nature and is not expected to continue for any singular event on an ongoing basis.
(10)	Reflects miscellaneous adjustments permitted under the Credit Agreement, such as recruiting fees and relocation costs. The three months ended June 30, 2020 also included $1.9 million in transload shortfalls and exit fees, $4.1 million in inventory adjustments, $2.5 million measurement period adjustment to the gain attributable to the bargain purchase of Arrows Up, $3.1 million in severance costs, and $11.8 million in legal expense due to unsuccessful defense of a small number of our patents. The six months ended June 30, 2020 also includes $1.6 million in severance costs and $17.6 million related to the gain attributable to the bargain purchase of Arrows Up. See Note E - Business Combinations to our Condensed Consolidated Financial Statements in Part I, Item 1 of our Quarterly Report on Form 10-Q for more information. The three months ended June 30, 2019 included $4.2 million of loss contingencies reserve. The six months ended June 30, 2019 included $6.4 million of loss contingencies reserve, partially offset by insurance proceeds of $2.2 million.

Supplemental Information
1) What was the cash flow from operations for the second quarter of 2020 and do you expect to be free cash flow positive in 2020?

Cash flow from operations in the second quarter totaled $23.7 million and we generated $16.6 million in free cash flow after capital expenditures and $15.1 million after capital expenditures and dividend payments. We expect to end 2020 with more cash on the balance sheet than we started the year with.

2) What is the capex guidance for the full year 2020? What is the split between maintenance and growth capex?

We expect capital expenditures in 2020 to be approximately $30.0 million, unchanged from our previous guidance and 75% lower compared with 2019 capital expenditures. The split between maintenance and growth capex is approximately 50-50.

3) How much Oil & Gas sand capacity has U.S. Silica idled to date?

To date, U.S. Silica has idled seven facilities and reduced capacity at six other facilities, thereby reducing its staffed annual Oil & Gas production capacity from 24 million tons to less than 6 million tons.

4) What impact on your business do you expect as a result of several of your public and private peers undergoing restructuring?

We expect minimal impact to our business in the near-term as a result of peer bankruptcies and continue to monitor the situation closely. We have seen some early indications that certain customers, both on the Oil & Gas side and the Industrial side, may want to switch to financially stronger suppliers like U.S. Silica to ensure reliability and surety of supply.

U.S. Silica Holdings, Inc.

Investor Contacts
Arjun Sreekumar
Manager, Treasury and Investor Relations
281-394-9584
sreekumar@ussilica.com